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Report of Independent Accountants

We have examined management's assertion, included in the accompanying Report of Management on Compliance, that Clarion Partners LLC ("the Company") complied with all of the requirements of Section 3 of the Pooling and Servicing Agreement for the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates Series 2002-CP3 ("the Agreement") for the period from July 1, 2002 to December 31, 2002. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the requirements of Section 3 of the Agreement for the period from July 1, 2002 to December 31, 2002, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Company, Credit Suisse First Boston Mortgage Securities Corp., as Depositor, LaSalle Bank National Association, as Trustee, Rating Agencies, as defined, the Directing Certificate Holder, as defined, any Requesting Subordinate Certificateholder, as defined, the holder of the Companion Loan, as defined, and the holder of the B Note, as defined, and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP

March 26, 2003

A Member Practice of Ernst & Young Global